EXHIBIT 2.2
SECOND AMENDMENT
TO
PURCHASE AGREEMENT
     This Second Amendment is made this 21st day of October, 2005 by and among k1 Ventures Limited, a Singapore company (“Seller”), K-1 HGC Investment, L.L.C., a Hawaii limited liability company (“HGC Investment”), and Macquarie Gas Holdings LLC, a Delaware limited liability company (“Buyer”).
Recitals
     Seller, HGC Investment and Macquarie Investment Holdings Inc., a Delaware corporation (“MIHI”) entered into a Purchase Agreement dated as of August 2, 2005, as amended by the First Amendment to Purchase Agreement dated August 17, 2005 (as amended, the “Purchase Agreement”). MIHI assigned its rights and obligations under the Purchase Agreement to Macquarie Infrastructure Company Inc. (“MIC”) pursuant to the Assignment Agreement dated as of August 17, 2005 by and between MIHI and MIC, and MIC subsequently assigned its rights and obligations under the Purchase Agreement to Buyer pursuant to the Assignment Agreement dated as of September 16, 2005 by and between MIC and Buyer.
     Seller, HGC Investment and Buyer desire to further amend the Purchase Agreement as hereinafter set forth.
     NOW THEREFORE, in consideration of the premises and the mutual promises herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Section 1.1 of the Purchase Agreement is hereby further amended by adding the following new definitions thereto:
     “HGC Investment Subsidiary” shall mean a corporation which will be formed in Delaware or Hawaii as a wholly owned subsidiary of HGC Investment, to which HGC Investment will contribute sufficient cash for the sole purpose of acquiring and holding prior to the Closing the Managing Member Interest from the current managing member of HGC Holdings.
     “Managing Member Interest” shall mean the 0.1% managing member interest of HGC Holdings.
     2. Section 4.25(a) of the Purchase Agreement is hereby further amended to read in its entirety as follows:
     “(a) Does not own and has never owned any assets other than its membership interests in HGC Holdings and K-1 Knowledge, LLC, a Delaware limited liability company, and its share ownership of HGC Investment Subsidiary, and does not engage and has never engaged in any trade or business other than the passive ownership of its membership interests in HGC Holdings and K-1 Knowledge, LLC and its share ownership of HGC Investment Subsidiary. HGC Investment does not have and has never had any employees and does not and has not ever contributed to or sponsored any Benefit Plan.”
     3. Section 6.14 of the Purchase Agreement is hereby further amended to read in its entirety as follows:
     “Acquisition of Remaining Membership Interests in HGC Holdings. After the receipt by Seller of the approval of the HPUC for the transfer of the Managing Member Interest to HGC Investment or HGC Investment Subsidiary, but on or prior to the Closing Date, HGC Investment shall cause HGC Investment Subsidiary to purchase the Managing Member Interest from the current managing member of HGC Holdings, such that HGC Investment owns (directly and indirectly through HGC Investment Subsidiary) the HGC Holdings Membership Interest at the Closing. At the Closing, Buyer shall have the option to direct that either (a) HGC Investment convey to Buyer 100% of the equity interests of HGC Investment Subsidiary, (b) HGC Investment Subsidiary convey the Managing Member Interest to Buyer, or (c) HGC Investment Subsidiary liquidate and transfer the Managing Member Interest to HGC Investment. Upon the exercise of any of the foregoing options (a), (b) or (c), and the purchase by Buyer at the Closing of the HGC Investment Membership Interest, Buyer shall own (directly or indirectly through HGC Investment) the HGC Holdings Membership Interest following the Closing.
     4. Except as specifically amended hereby, the Purchase Agreement shall remain in full force and effect.
     5. This Second Amendment shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to conflict of law principles).
     6. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have duly executed this Second Amendment as of the date first above written.

k1 Ventures Limited

By	/s/ Jeffrey Safchik

Its Chief Operating Officer

K-1 HGC Investment, L.L.C.

By	/s/ Jeffrey Safchik

Its Chief Operating Officer

Macquarie Gas Holdings LLC

By	/s/ Peter Stokes

Its Chief Executive Officer